Exhibit 23

                  INDEPENDENT AUDITORS' CONSENT


The Plan Administrator
Heartland Financial USA, Inc. Employee Stock Purchase Plan:


We consent to incorporation by reference in the Registration Statement No. 333-06219 on Form S-8 of Heartland Financial USA, Inc. of our report dated March 19, 2003, relating to the statements of financial condition of the Heartland Financial USA, Inc. Employee Stock Purchase Plan as of December 31, 2002 and 2001, the related statements of income and changes in plan equity for the years then ended, which appear in the December 31, 2002 Annual Report on Form 11-K of Heartland Financial USA, Inc. Employee Stock Purchase Plan.


/s/ KPMG LLP

Des Moines, Iowa
March 25, 2003